Exhibit 4.28

FIFTH AMENDMENT
TO THE
EXCLUSIVE MANUFACTURING, SUPPLY AND DISTRIBUTION AGREEMENT

This FIFTH Amendment to the Exclusive Manufacturing, Supply and Distribution Agreement dated August 23rd, 2010 as amended on September 6th, 2012, May 14th, 2013,  February 15th, 2014, and August 25th, 2015, by and between Baxalta US Inc., now part of Shire, having a place of business at 1200 Lakeside Dr., Bannockburn, IL 60060 (hereinafter "Baxalta") and Kamada Ltd., having a place of business at Science Park, Kiryat Weizmann, 7 Sapir St., Ness-Ziona, 74036, Israel (hereinafter "Kamada") (the "Agreement") is entered into as of this 10th  day of August, 2016 (the "Effective Date").  Baxalta and Kamada shall collectively be referred to as the "Parties".

RECITALS

WHEREAS, the Parties desire to enter into a fifth amendment to the Agreement in order to amend the Minimum Purchase Levels and the Production Capacity as set under the Agreement, and other provisions, as elaborated hereunder (hereinafter the "Fifth Amendment").

WHEREAS, Baxalta is interested to secure a long term Minimum Purchase Levels for the years 2017 until 2020, which materially exceed the quantities indicated in the Agreement (including the 4th Amendment).

WHEREAS, Kamada is required to prepare for such capacity ahead of time and to make exceptional investments in its plant's infrastructures.

WHEREAS, the Parties desire to amend the Minimum Purchase Levels and Production Capacity for years 2017 through 2020.

NOW THEREFORE, it is hereby agreed as follows:

1.	Section 4.5 of the Agreement shall be replaced with the following paragraph:

4.5 Post-2020 Forecasting.  Baxalta shall notify Kamada in writing, no later than [*****] with respect to its expectations for the continued supply of Product by Kamada, for calendar years 2021 and beyond. Notwithstanding the above, to the extent that Baxalta wishes to order quantity of Products for calendar years 2021 and beyond [*****], it will provide Kamada written notice of [*****]. For the avoidance of doubt, and except as otherwise stated in the Agreement, [*****].

Fifth Amendment to the Exclusive Manufacturing, Supply and Distribution Agreement Confidential	Page 1

2.	Section 2.2 of the Agreement shall be replaced with the following paragraph:

2.2 Exclusivity.  Kamada represents and warrants to Baxalta that Kamada is not a party to any other effective agreements, written or oral, with any third party permitting the sale or distribution of Product in the Field in the Baxalta Territory.  Kamada covenants and agrees that during the term of this Agreement, Kamada will not, directly or indirectly, sell or distribute Product in the Baxalta Territory, or enter into any agreement with a third party to do so.

3.	Section 3.1 of the Agreement shall be replaced with the following paragraph:

3.1 License.  Subject to the terms of this Agreement, Kamada hereby grants to Baxalta and its Affiliates an exclusive, royalty-free right and license, with the right to grant sublicenses, in the Field in the Baxalta Territory under the Kamada Intellectual Property, that is necessary or useful to enable Baxalta to promote, import, export, use (in a manner consistent with the activities contemplated by this Agreement or any Related Agreement), offer to sell, sell, have sold and distribute the Product in the Field in the Baxalta Territory under and in accordance with this Agreement.

4.	Section 6.4(a) of the Agreement shall be replaced with the following paragraph:

Minimum Purchase Levels.

(a)          During each calendar year following the Effective Date (each a "Minimum Period"), for a period terminating on December 31, 2020 (the "Minimums Term"), Baxalta shall be obligated to purchase minimum volumes (the "Minimum Purchase Levels") of the Product as follows:

Minimum Period (Calendar Year)	Minimum Purchase Levels (50 mL vials)
2010	[*****]
2011	[*****]
2012	[*****]
2013	[*****]
2014	[*****]
2015	[*****]
2016	[*****]
2017	[*****]
2018	[*****]
2019	[*****]
2020	[*****]

Fifth Amendment to the Exclusive Manufacturing, Supply and Distribution Agreement Confidential	Page 2

5.	Section 1.77 of the Agreement is hereby amended to read as follows:

1.77           "Production Capacity" of 50 mL vials of Product for delivery to Baxalta shall mean:

Calendar Year	50 mL vials/month
2010	[*****]
2011	[*****]
2012	[*****]
2013	[*****]
2014	[*****]
2015	[*****]
2016	[*****]
2017	[*****]
2018	[*****]
2019	[*****]
2020	[*****]

6.	Section 5.1(d) of the Agreement shall be replaced with the following paragraph:

(d)	Annual and Market Price Adjustments.

(i)
Beginning [*****] and on each January 1 thereafter during the Term, the then-current Transfer Prices (taking into account any prior year adjustments and Market Price adjustments) shall be increased by [*****] of: (A) [*****] and (B) the percentage increase, if any, in the Producer Price Index (as published by the U.S. Bureau of Labor Statistics) over the prior year.

(ii)
If, during any calendar year, the Transfer Price identified above is, at any time, less than [*****] of the average Market Price for the Product for the applicable calendar year, the applicable Transfer Price shall be increased when calculating the final Transfer Price for Product in the annual true-up at the conclusion of each calendar year during the Term to be equal to [*****] of such average Market Price.

Notwithstanding the foregoing, the Transfer Price for [*****] shall be held at [*****] of the average Market Price for 2017, as determined in the 2017 annual true-up, plus the adjustments, if any, according to section 5(d)(i) above.  This Transfer Price for [*****] shall apply only to [*****].

(iii)	If Baxalta purchases quantities of Product from Kamada [*****], Kamada shall [*****].

(iv)	The Transfer Price specified in Sections 5.1(d)(ii) and 5.1(d)(iii) above applies only to [*****].

Fifth Amendment to the Exclusive Manufacturing, Supply and Distribution Agreement Confidential	Page 3

7.	A new Section 6.5 shall be added to the Agreement, as follows:

6.5
Marketing Contribution Payments. In order to support Baxalta’s marketing efforts for Product in the Baxalta Territory, Kamada shall reimburse Baxalta for a portion of Baxalta’s documented marketing expenses. Examples of such marketing expenses include, but are not limited to, [*****]. Baxalta shall provide Kamada with an invoice statement detailing the expenses for which Baxalta seeks reimbursement on a quarterly basis. Kamada shall pay to Baxalta any undisputed amounts so invoiced [*****] days after receipt of the invoice. Kamada shall reimburse up to the following amounts for the designated calendar year period:

Calendar Year	Limit of amount to be reimbursed by Kamada
2017	up to [*****]
2018	up to [*****]
2019	up to [*****]
2020	up to [*****]

8.	All provisions of the Agreement which are not expressly amended by the terms of this Fifth Amendment shall remain in effect and without change.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Fifth Amendment to be executed by their duly authorized representatives.

BAXALTA US INC.	KAMADA LTD.
By: _________________________________________ Name: Title: Date: ________________________________________	By: _________________________________________ Name: Amir London Title: Chief Executive Officer Date: ________________________________________
By: _________________________________________ Name: Gil Efron Title: Deputy CEO and Chief Financial Officer Date: ________________________________________

Fifth Amendment to the Exclusive Manufacturing, Supply and Distribution Agreement Confidential	Page 4